EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Form S-8 of our report dated March 12, 2007 on the consolidated financial statements of Nara Bancorp, Inc., and our report dated the same date on the Nara Bancorp, Inc. management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting of Nara Bancorp, Inc., which reports are included in Form 10-K for Nara Bancorp, Inc. for the year ended December 31, 2006.

Crowe Chizek and Company LLP

South Bend, Indiana

July 30, 2007